EXHIBIT 99.3

AMENDMENT NO.  1
Effective November 17, 2010

 TO
THE PMI GROUP, INC.
NON-EMPLOYEE DIRECTOR PHANTOM STOCK PLAN
(Effective January 15, 2009)

THE PMI GROUP, INC., having adopted The PMI Group, Inc. Non-Employee Director Phantom Stock Plan (the “Plan”) as of January 15, 2009, hereby amends the Plan, effective as of November 17, 2010, by amending and restating Section 5.1 in its entirety as follows:

“5.1               Grant of Phantom Stock.

5.1.1.           Each person who first becomes a Non-employee Director on or after November 17, 2010, automatically shall be granted an Award of Phantom Stock (the “Initial Award”) on the date that such person first becomes a Non-employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.  The number of shares of Phantom Stock subject to the Initial Award shall be equal to the result of (a) $67,000, divided by (b) the Fair Market Value of a Share on the Initial Award’s Grant Date.

5.1.2.           Effective November 17, 2010, on the first business day on or after January 15, April 15, July 15, and October 15 of each year, each individual then serving as a Non~~-~~-employee Director automatically shall be granted an Award of Phantom Stock (the “Quarterly Award”).  The number of shares of Phantom Stock subject to each Quarterly Award shall be equal to the sum of: (a) the quotient determined as (i) $12,750, divided by (ii) the Fair Market Value of a Share on the Quarterly Award’s Grant Date, plus (b) the number of “Stock Units” (as defined in the Equity Plan) in excess of 4,000 Stock Units that, but for the 4,000 Stock Units limit set forth in Section 8.1.2. of the Equity Plan, were not permitted to be granted to the Non-employee Director pursuant to Section 8.1.2. of the Equity Plan on the Quarterly Award’s grant date.  For purposes of the foregoing sentence, any fractional number of Stock Units shall be rounded down to the nearest whole number.”

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Amendment No. 1 to the Plan on the date indicated below.

THE PMI GROUP, INC.

By:           /s/ Charles Broom
Name:  Charles Broom
Title:           Senior Vice President

Date:    November 18, 2010